Exhibit 99.1

Kaiser Aluminum Corporation Reports

First Quarter 2022 Financial Results

First Quarter 2022 Highlights:

o	Net Sales $949 Million; Value Added Revenue $370 Million
o	Net Income $8 Million; Net Income per Diluted Share $0.51
o	Adjusted Net Income $11 Million; Adjusted Earnings per Diluted Share $0.66
o	Adjusted EBITDA $55 Million; Adjusted EBITDA Margin 14.8%
o	Strong Demand for General Engineering and Packaging; Aerospace Recovery Continues As Expected
o	Higher Freight Costs of ~$6 Million Due to Rail and Port Shipping Constraints
o	Lingering Supply Chain Issues Related to Metal and Magnesium Continue to Impact Results

FRANKLIN, Tenn., April 20, 2022 - Kaiser Aluminum Corporation (NASDAQ:KALU), a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, packaging, general engineering, custom automotive and other industrial applications, today announced first quarter 2022 results.

Management Summary

First quarter 2022 results reflect continued strength in demand for the Company’s general engineering and packaging applications, and steadily improving demand for its aerospace/high strength applications, while the Company’s automotive business remains muted due to the continued shortage of semiconductor chips that have limited North American vehicle production. Value added revenue increased approximately 17% on a sequential basis as pricing initiatives, including contained metal and commodity surcharges implemented in the latter part of 2021, have largely mitigated the impact of rising metal, freight, energy and other costs to date. However, costs are continuing to increase. In addition, the Company incurred approximately $6 million of incremental freight costs during the quarter due to shipping constraints and transportation disruptions that have now abated. Adjusted EBITDA increased approximately 20% on a sequential basis, reflecting the higher value added revenue and improving efficiencies, although lingering supply chain issues regarding magnesium availability and timely metal supply continued to impact operations at the Company’s Warrick facility during the quarter.

“While we continue to navigate through an inflationary cost environment and manage supply chain challenges, we remain confident in the initiatives we are taking to further improve manufacturing efficiencies and operating performance,” said Keith A. Harvey, President and Chief Executive Officer. “As we look to the remainder of the year, we reiterate our outlook and continue to anticipate a year-over-year increase in value added revenue of 20% to 25% and a consolidated adjusted EBITDA margin of 17% to 20% for the full year 2022. In line with the outlook provided for our full year major maintenance spending, we expect second quarter major maintenance expense to be approximately $8 million to $10 million higher than the first quarter due to the timing of projects planned at several facilities,” concluded Mr. Harvey.

First Quarter 2022 Consolidated Results
(Unaudited)*

(In millions of dollars, except shipments, realized price and per share amounts)

	Quarterly
	1Q22	4Q21	3Q21	2Q21	1Q21
Shipments (millions of lbs.)	335	333	315	337	137

Net sales	$949	$806	$751	$741	$324
Less hedged cost of alloyed metal[1]	(578)	(490)	(445)	(423)	(152)
Value added revenue	$370	$316	$305	$318	$172

Realized price per pound ($/lb.)
Net sales	$2.83	$2.42	$2.38	$2.20	$2.37
Less hedged cost of alloyed metal	(1.73)	(1.47)	(1.41)	(1.26)	(1.12)
Value added revenue	$1.10	$0.95	$0.97	$0.94	$1.25

As reported
Operating income	$25	$17	$20	$11	$17
Net income (loss)	$8	$2	$(2)	$(22)	$5
Net income (loss) per share, diluted[2]	$0.51	$0.11	$(0.14)	$(1.42)	$0.28

Adjusted[3]
Operating income	$28	$19	$26	$33	$24
EBITDA[4]	$55	$46	$50	$59	$38
EBITDA margin[5]	14.8%	14.5%	16.5%	18.5%	21.8%
Net income	$11	$3	$9	$16	$10
EPS, diluted[2]	$0.66	$0.20	$0.57	$1.00	$0.64

[1]

Hedged cost of alloyed metal is our Midwest transaction price of aluminum plus the price of alloying elements plus any realized gains and/or losses on settled hedges, related to the metal sold in the referenced period.

[2]	Diluted shares for EPS are calculated using the treasury stock method.
[3]	Adjusted numbers exclude non-run-rate items. For all Adjusted numbers and EBITDA refer to Reconciliation of Non-GAAP Measures.
[4]	Adjusted EBITDA = Consolidated operating income, excluding operating non-run-rate items, plus Depreciation and amortization.
[5]	Adjusted EBITDA margin = Adjusted EBITDA as a percent of Value Added Revenue.

*	Please refer to GAAP financial statements.

Totals may not sum due to rounding.

First Quarter 2022

Net sales for the first quarter 2022 increased to $949 million compared to $324 million in the prior year period, reflecting a 145% increase in shipments and a 19% increase in average selling price per pound. The increase in average selling price reflected an approximately 12% decrease in value added revenue per pound and a 54% increase in underlying contained metal costs.

Value added revenue for the first quarter 2022 increased 116% to $370 million from $172 million in the prior year period reflecting $146 million of value added revenue from the packaging business acquired at the end of the first quarter 2021. Value added revenue for aerospace/high strength applications increased 35% to $95 million on a 26% increase in shipments and on a sequential basis value added revenue increased 16% on a 7% increase in shipments reflecting strong demand for defense and business jet applications, and a steady recovery in demand for commercial aerospace applications. Value added revenue for general engineering applications increased approximately 43% to $102 million on a 23% increase in shipments and on a sequential basis, value added revenue increased 40% on a 23% increase in shipments reflecting continued strength in underlying demand, restocking in the service center supply chain and improved pricing. Value added revenue for automotive extrusions decreased 15% to $24 million on a 14% decrease in shipments and on a sequential basis was relatively unchanged as the shortage of semiconductor chips continued to impact North American production levels.

Adjusted EBITDA of $55 million in the first quarter 2022 increased $18 million or 47% compared to the prior year period. Adjusted EBITDA in the first quarter 2022 reflected the addition of the packaging business and improvement in aerospace/high strength and general engineering applications, partially offset by higher costs, supply chain challenges and operating inefficiencies as previously noted. Adjusted EBITDA as a percentage of value added revenue was 14.8% in the first quarter 2022 as compared to 21.8% in the prior year period.

Reported operating income for the first quarter 2022 was approximately $25 million. Adjusting for approximately $2 million of non-run-rate charges, operating income for the first quarter 2022 was approximately $28 million, compared to $24 million in the prior year period. In addition, adjusted operating income in the first quarter 2022 reflected approximately $3 million of amortization expense resulting from purchase accounting adjustments related to the Warrick packaging operation and $11 million of depreciation expense.

Reported net income for the first quarter 2022 was $8 million, or $0.51 income per diluted share, compared to net income and income per diluted share of $5 million and $0.28, respectively, for the prior year period. Excluding the impact of non-run-rate items, adjusted net income was $11 million, for the first quarter 2022, comparable to the prior year period. Adjusted earnings per diluted share were $0.66 and $0.64 for the first quarter 2022 and 2021, respectively.

Cash Flow and Liquidity

Adjusted EBITDA of $55 million reported in the first quarter 2022 funded approximately $28 million of capital investments, $11 million of interest payments and $13 million of cash returned to shareholders through quarterly dividends.

As of March 31, 2022, the Company had cash and cash equivalents of approximately $261 million, and borrowing availability under the Company's undrawn revolving credit facility of approximately $363 million providing total liquidity of $624 million. In early April 2022, the Company proactively amended its revolving credit facility, increasing the commitment from $375 million to $575 million and extending the maturity date to April 2027. The Company’s total availability under the amended revolving credit facility was $563 million, providing total liquidity of $824 million. There were no borrowings under the revolving credit facility during the quarter and the facility remains undrawn.

Conference Call

Kaiser Aluminum Corporation will host a conference call on Thursday, April 21, 2022, at 10:00am (Pacific Time); 12:00pm (Central Time); 1:00pm (Eastern Time), to discuss first quarter 2022 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (866) 374-5140, and accessed internationally at (404) 400-0571. The conference call ID number is 17782023. A link to the simultaneous webcast can be accessed on the Company’s website at http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company’s website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Franklin, Tenn., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, packaging, general engineering, custom automotive, and other industrial applications. The Company’s North American facilities produce value-added plate, sheet, coil, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company’s website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC’s website at www.sec.gov, which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company’s annual stockholders’ meetings, and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are value added revenue, adjusted operating income, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share which exclude non-run-rate items and ratios related thereto. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors. Reconciliations of certain forward looking non-GAAP financial measures to comparable GAAP measures are not provided because certain items required for such reconciliations are outside of our control and/or cannot be reasonably predicted or provided without unreasonable effort.

Forward-Looking Statements

This press release contains statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management based on information available to it at the time such statements are made. Kaiser Aluminum cautions that any forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. These factors include: (a) the effectiveness of management's strategies and decisions, including strategic investments, capital spending strategies processes and countermeasures implemented to address operational and supply chain challenges, and the execution of those strategies; (b) general economic and business conditions, including the impact of the global outbreak of Coronavirus Disease 2019 and governmental and other actions taken in response, cyclicality, reshoring, supply interruptions, including the most recent disruptions resulting from the supply demand imbalances in the magnesium and silicon markets, and other conditions that impact demand drivers in the aerospace/high strength, automotive, general engineering, packaging and other end markets the Company serves; (c) the Company’s ability to participate in mature and anticipated new automotive programs expected to launch in the future and successfully launch new automotive programs; (d) changes or shifts in defense spending due to competing national priorities; (e) pricing, market conditions and the Company’s ability to effectively execute its commercial and labor strategies, pass through cost increases, including the institution of surcharges, and flex costs in response to changing economic conditions and inflation; (f) developments in technology; (g) the impact of the Company's future earnings, cash flows, financial condition, capital requirements and other factors on its financial strength and flexibility; (h) new or modified statutory or regulatory requirements; (i) the successful integration of the acquired operations and technologies continue to drive innovative solutions and further advance its capabilities and (j) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2021. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Investor Relations and Public Relations Contact:
Melinda C. Ellsworth
Kaiser Aluminum Corporation
(949) 614-1757

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED) (1)

	Quarter Ended March 31,
	2022	2021
	(In millions of dollars, except share and per share amounts)
Net sales	$948.8	$324.0
Costs and expenses:
Cost of products sold, excluding depreciation and amortization and other items	865.9	262.5
Depreciation and amortization	27.5	13.5
Selling, general, administrative, research and development	30.2	31.8
Restructuring costs (benefit)	—	(0.7)
Total costs and expenses	923.6	307.1
Operating income	25.2	16.9
Other expense:
Interest expense	(12.2)	(12.3)
Other expense, net	(1.6)	(0.4)
Income before income taxes	11.4	4.2
Income tax (provision) benefit	(3.3)	0.3
Net income	$8.1	$4.5
Net income per common share:
Basic	$0.51	$0.28
Diluted[2]	$0.51	$0.28
Weighted-average number of common shares outstanding (in thousands):
Basic	15,866	15,805
Diluted[2]	16,038	15,987

[1]	Please refer to the Company's Form 10-Q for the quarter ended March 31, 2022 for detail regarding the items in the table.
[2]	Diluted shares for EPS are calculated using the treasury stock method.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED) (1)

	As of March 31, 2022	As of December 31, 2021
	(In millions of dollars, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$261.0	$303.2
Receivables:
Trade receivables, net	432.2	332.7
Other	50.6	53.0
Contract assets	74.9	63.2
Inventories	431.5	404.6
Prepaid expenses and other current assets	71.2	48.7
Total current assets	1,321.4	1,205.4
Property, plant and equipment, net	960.2	955.2
Operating lease assets	44.9	46.2
Deferred tax assets, net	3.2	3.4
Intangible assets, net	64.2	67.7
Goodwill	39.3	39.3
Other assets	108.2	105.2
Total	$2,541.4	$2,422.4
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	442.8	$351.4
Accrued salaries, wages and related expenses	40.9	46.9
Other accrued liabilities	70.9	58.4
Total current liabilities	554.6	456.7
Long-term portion of operating lease liabilities	40.5	40.8
Pension and other postretirement benefits	88.7	92.5
Net liabilities of Salaried VEBA	20.3	20.6
Deferred tax liabilities	17.9	10.5
Long-term liabilities	74.4	72.5
Long-term debt	1,036.8	1,036.3
Total liabilities	1,833.2	1,729.9
Commitments and contingencies
Stockholders' equity:
Preferred stock, 5,000,000 shares authorized at both March 31, 2022 and December 31, 2021; no shares were issued and outstanding at March 31, 2022 and December 31, 2021	—	—
Common stock, par value $0.01, 90,000,000 shares authorized at both March 31, 2022 and December 31, 2021; 22,739,402 shares issued and 15,904,116 shares outstanding at March 31, 2022; 22,700,404 shares issued and 15,865,118 shares outstanding at December 31, 2021	0.2	0.2
Additional paid in capital	1,081.0	1,078.9
Retained earnings	88.6	93.0
Treasury stock, at cost, 6,835,286 shares at both March 31, 2022 and December 31, 2021	(475.9)	(475.9)
Accumulated other comprehensive income (loss)	14.3	(3.7)
Total stockholders' equity	708.2	692.5
Total	$2,541.4	$2,422.4

[1]	Please refer to the Company's Form 10-Q for the quarter ended March 31, 2022 for detail regarding the items in the table.

Reconciliation of Non-GAAP Measures - Consolidated

(Unaudited)

(In millions of dollars, except share and per share amounts)

	Quarterly
	1Q22	4Q21	3Q21	2Q21	1Q21
GAAP net income (loss)	$8.1	$1.7	$(2.3)	$(22.4)	$4.5
Interest expense	12.2	12.3	12.5	12.4	12.3
Other expense, net	1.6	0.7	1.2	36.6	0.4
Income tax provision (benefit)	3.3	1.9	8.4	(15.5)	(0.3)
GAAP operating income	25.2	16.6	19.8	11.1	16.9
Mark-to-market (gain) loss[1]	(1.0)	(0.7)	2.0	0.4	(0.3)
Restructuring costs (benefits)	—	—	—	(0.1)	(0.7)
Acquisition costs[2]	0.6	5.8	3.8	7.4	11.0
Other operating NRR loss (gain)[3,4]	2.7	(3.0)	(0.1)	14.1	(2.9)
Operating income, excluding operating NRR items	27.5	18.7	25.5	32.9	24.0
Depreciation and amortization	27.5	27.3	24.9	25.8	13.5
Adjusted EBITDA[5]	$55.0	$46.0	$50.4	$58.7	$37.5

GAAP net income (loss)	$8.1	$1.7	$(2.3)	$(22.4)	$4.5
Operating NRR Items	2.3	2.1	5.7	21.8	7.1
Non-operating NRR Items[6]	0.9	0.6	0.5	36.4	0.6
Tax impact of above NRR Items	(0.7)	(1.2)	5.3	(19.9)	(1.9)
Adjusted net income	$10.6	$3.2	$9.2	$15.9	$10.3

Net income (loss) per share, diluted[7]	$0.51	$0.11	$(0.14)	$(1.42)	$0.28
Adjusted earnings per diluted share[7]	$0.66	$0.20	$0.57	$1.00	$0.64

[1]

Mark-to-market (gain) loss on derivative instruments represents: (i) the reversal of mark-to-market (gain) loss on hedges entered into prior to the adoption of Accounting Standards Update No. 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities and settled in the periods presented above and (ii) (gain) loss on non-designated commodity hedges. Adjusted EBITDA reflects the realized (gain) loss of such settlements.

[2]	Acquisition costs are non-run-rate acquisition-related transaction costs, which include professional fees, as well non-cash hedging charges recorded in connection with our Warrick acquisition.
[3]	NRR is an abbreviation for Non-Run-Rate; NRR items are pre-tax.
[4]	Other operating NRR items primarily represent the impact of adjustments to plant-level LIFO and environmental expenses.
[5]	Adjusted EBITDA = Consolidated operating income, excluding operating NRR items, plus Depreciation and amortization.
[6]	Non-operating NRR items represents the impact of non-cash net periodic benefit cost related to the Salaried VEBA excluding service cost and debt refinancing charges.
[7]	Diluted shares for EPS are calculated using the treasury stock method.